Exhibit 4.30
SOLAR PHOTOVOLTAIC PLANT RODRÍGUEZ II (MURCIA, SPAIN)
Lease Agreements
English summary of the Spanish version1

1. Preliminary Note

Ellomay has acquired a solar photovoltaic plant called “Rodríguez II”, with an installed capacity of 2,5 MW and located in the Municipality of Lorca, Murcia Region, Spain (the “Plant”).

The site where the Plant is located consists of two plots of land with an aggregate surface area of 50,300 m² as follows: (i) number 27479, registered with the Property Registry of Lorca, num.1, Volume 2045, Book 1698, Sheet 3 (owned by Comunidad de Regantes de Lorca) and (ii) number 18214, registered with the Property Registry of Lorca, num.1, Volume 1352, Book 1188, Sheet 215 (donated in favor of Mrs. Eulalia Giner Ruiz on August 7, 2014).

There are two lease agreements with respect to the Property, which are registered with the Property Registry of Lorca, as follows:

2. Main content of the Lease Agreement with respect to Plot 27479

1. Execution date	November 17, 2011.
2. Parties	-Comunidad de Regantes de Lorca -Rodríguez II Parque Solar, S.L.
3. Term	Twenty five (25) years since November 17, 2011.
4. Extension and Renewal	The initial term can be automatically extended by successive periods of two (2) years, up to a maximum term extension of sixteen (16) years.
5. Annual Rent	EUR 980 multiplied by the surface leased per annum.

 1 The original language version is on file with the Registrant and is available upon request.

3. Main content of the Lease Agreement with respect to Plot 18214

1. Execution date	August 16, 2007, as amended on March 31, 2008, and December 22, 2010 and December 14, 2011.
2. Parties	-Mr. José Giner Gallego -Rodríguez II Parque Solar, S.L.
3. Term	Twenty five (25) years since the date of registration at the RIPRE (November 18, 2011).
4. Extension and Renewal	The initial term will be automatically extended by successive periods of five (5) years, up to a maximum term extension of fifteen (15) years.
5. Annual Rent	EUR 5,000 per hectare, annually.
6. Easements	(i) right of way and (ii) right of easement for the Installation of underground way for electric energy granted in favor of Iberdrola Distribución Electrica, S.A.U.